Letter from Ernst & Young LLP, dated May 27, 1998



May 27, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 27, 1998, of Fox Family Worldwide, Inc. and are in agreement with the statement contained in the second and third paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

                              Very truly yours,

                           /s/ Ernst & Young LLP



                             Ernst & Young LLP